Exhibit 99.1

KalVista Pharmaceuticals Announces Pricing of an Upsized $193.5 Million Public Offering of Common Stock

Cambridge, MA & Salisbury, England, February 10, 2021 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV) today announced the pricing of its upsized underwritten public offering of 5,375,000 shares of its common stock at a price to the public of $36.00 per share. The gross proceeds to KalVista from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by KalVista, are expected to be $193.5 million. In addition, KalVista has granted the underwriters a 30-day option to purchase up to an additional 806,250 shares of common stock in connection with the public offering. All of the shares of common stock are being offered by KalVista. The offering is expected to close on or about February 16, 2021, subject to the satisfaction of customary closing conditions.

Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co. are acting as the joint book-running managers for the offering. Needham & Company and Roth Capital Partners are acting as co-managers.

KalVista intends to use the net proceeds from this offering to fund the planned Phase 3 trial of KVD900, the planned Phase 2 trial of KVD824 and continued development of KalVista’s oral Factor XIIa programs. The remainder of the net proceeds, if any, will be used for general corporate purposes.

The public offering is being made pursuant to a shelf registration statement (File No. 333-228831) on Form S-3 that was filed by KalVista with the Securities and Exchange Commission (“SEC”) on December 14, 2018 and declared effective by the SEC on December 21, 2018. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus supplement relating to the offering, when available, may be obtained by contacting Jefferies, LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at 415-364-2720 or by email at syndprospectus@stifel.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by email at prospectus@cantor.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of KalVista, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). KalVista is developing KVD900 as an oral on-demand therapy for acute HAE attacks, which completed a Phase 2 efficacy trial in February 2021, demonstrating statistical and clinical significance across all endpoints. KVD824 is in development for prophylactic treatment of HAE with an expected IND filing for a Phase 2 clinical trial in the first quarter of 2021. In addition, KalVista’s oral Factor XIIa inhibitor program represents a new generation of therapies that may further improve the treatment of HAE for patients. In DME, an intravitreally administered plasma kallikrein inhibitor, called KVD001, has completed a Phase 2 clinical trial.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding KalVista’s expectation of market conditions and the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected gross proceeds and timing of completion of the offering, the expected use of proceeds and anticipated preclinical and clinical development activities, the timing of clinical trials and announcements of clinical results, and potential benefits of KalVista’s product candidates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in KalVista’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect KalVista’s results of operations, which would, in turn, have a significant and adverse impact on KalVista’s stock price. KalVista cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. KalVista undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

KalVista Pharmaceuticals

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com